Exhibit (a)(5)(i)
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Units. The Offer is made solely by the Offer to Purchase dated May 10, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. Unit holders should not construe the contents of this announcement or the Offer to Purchase as investment, legal or tax advice. Each Unit holder should consult with his own professional advisers and make his own determination as to whether to tender Units pursuant to the Offer. Holders of Units are urged to read the Offer to Purchase carefully before making any decision with regard to the Offer.
NOTICE OF OFFER TO PURCHASE FOR CASH
ANY AND ALL UNITS OF BENEFICIAL INTEREST
OF
TORCH ENERGY ROYALTY TRUST
BY
TRUST VENTURE COMPANY, LLC
AT
$8.00 NET PER UNIT
     Trust Venture Company, LLC, a Delaware limited liability company (the “Offeror”), is offering to purchase any and all of the outstanding Units of Beneficial Interest (the “Units”) of Torch Energy Royalty Trust, a Delaware statutory trust (the “Trust”), at a price of $8.00 per Unit, net to the seller in cash, without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
     The members of the Offeror are Trust Acquisition Company, LLC, a Delaware limited liability company, and Douglas L. Holbrook.
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 7, 2007, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).
     The purpose of the Offer is to acquire, together with Units already owned by the Offeror, at least 66 2/3% of the outstanding Units. Subsequent to the successful consummation of the Offer, the Offeror currently intends to call a meeting of the Unit holders within one year of the date of the Offer to Purchase for the purpose of voting on the termination of the Trust. If a meeting of the Unit holders is held concerning the termination of the Trust, the Offeror currently intends to vote any Units it holds at the time of such meeting in favor of terminating the Trust. The affirmative vote by the holders of more than 66 2/3% of all of the Units outstanding shall be required to terminate the Trust.
     The Offer is conditioned (the “Minimum Condition”) upon there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Units that, together with the Units owned by the Offeror, would constitute at least 66 2/3% of the outstanding Units as of the date the Units are accepted for payment by the Offeror pursuant to the Offer. The Offer is also subject to the other terms and conditions that are contained in the Offer to Purchase. As of the date hereof, the Offeror owns 315,600 Units or 3.7% of the outstanding Units.
     After the expiration of the Offer, the Offeror may, but is not obligated to, include a subsequent offering period of between three (3) and twenty (20) business days to permit additional tenders of Units (“Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty (20) business days and has expired, (ii) the Offeror accepts and promptly pays for all Units validly tendered during the Offer, (iii) the Offeror announces the results of the Offer, including the approximate number and percentage of Units deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (iv) the Offeror immediately accepts and promptly pays for Units as they are tendered during the Subsequent Offering Period. In addition, the Offeror may extend any initial Subsequent Offering Period by any period or periods, provided that the Subsequent Offering Period (including extensions thereof) is no more than twenty (20) business days. No withdrawal rights apply to Units tendered in the Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Units previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to Unit holders tendering Units in the Subsequent Offering Period, if one is included. The Offeror does not currently intend to include a Subsequent Offering Period, although the Offeror reserves the right to do so. If the Offeror elects to include or extend a Subsequent Offering Period, the Offeror will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.
     For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to The Bank of New York (the “Depositary”) of the Offeror’s acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as the agent for tendering Unit holders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering Unit holders. Under no circumstances will interest on the Purchase Price be paid by the Offeror by reason of any delay in making such payment.
     The Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the requirements of Rule 14e-1(c) of the Exchange Act, payment for, Units in order to comply in whole or in part with any applicable law or condition. In all cases, subject to such rights of the Offeror to delay acceptance for payment, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or timely confirmation of a book-entry transfer of such Units into the Depositary’s account at the DTC (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.
     Except as otherwise provided in the Offer to Purchase, tenders of Units made pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror, may also be withdrawn at any time after July 8, 2007, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and (if certificates for Units have been tendered) the name of the registered holder of the Units as set forth in the certificate for the Unit, if different from the name of the person who tendered such Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn Units and otherwise comply with the DTC’s procedures. Withdrawals of tenders of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Units may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding.
     The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in the Offer to Purchase shall have occurred or shall have been determined by the Offeror to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, all Units validly tendered by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect, by giving oral or written notice of such extension or amendment to the Depositary. The rights reserved by the Offeror in this paragraph are in addition to the Offeror’s rights to terminate the Offer pursuant to the Offer to Purchase. Under no circumstances will interest be paid on the Purchase Price for tendered Units, whether or not the Offeror exercises its right to extend the Offer.
     The Offer is subject to applicable law (including the rules and regulations of the Securities and Exchange Commission) and to certain conditions, including the Minimum Condition, set forth in the Offer to Purchase. If the Minimum Condition is not satisfied, or if any or all of the other conditions set forth in the Offer to Purchase are not satisfied prior to the Expiration Date, the Offeror reserves the right (but shall not be obligated) in its sole discretion to (i) decline to purchase any of the Units tendered in the Offer, terminate the Offer and return all tendered Units to the tendering Unit holders, (ii) waive or reduce the Minimum Condition, or waive or amend any or all conditions to the Offer and purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of the Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     A request will be made on the date of the commencement of the Offer to the Trustee for the use of the Trust’s Unit holder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the Unit holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.
     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Offeror’s expense.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Unit Holders Call Toll-Free:
888-750-5834
Banks and Brokerage Firms please call collect:
212-750-5833
May 10, 2007

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